Exhibit 99.2

Biolase Technology Inc.
Moderator: Matt Clawson
August 7, 2007
9:00 a.m. ET

OPERATOR: Good morning. My name is Judith and I’ll be your conference operator today. At this time I would like to welcome everyone to the BIOLASE Technology, Inc., 2007 second-quarter and six-month results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to pose a question during this time, please press star then the number one on your telephone keypad. If you would like to withdraw your question, you may press the pound key. Thank you.

It is now my pleasure to turn the floor over to your host, Mr. Matt Clawson, of Allen & Caron. Sir, you may begin your conference.

MATT CLAWSON, MODERATOR, ALLEN & CARON: Thank you, Judith. Good morning, everyone, and thank you for joining us for the BIOLASE 2007 second-quarter results conference call. You should have all received a copy by e-mail this morning of the release announcing the company’s results for the second and first six months ended June 30, 2007. If any of you did not receive a copy of this news release, you can call our office after the conference call at 949-474-4300 and we will be happy to e-mail you a copy.

Before we get underway I’ve been asked to make the following statement. The words or phrases “can, be, expect, may affect, may depend, believes, estimates, and projects” and similar words and phrases are intended to identify forward-looking statements. Forward-looking statements are subject to various known and unknown risks and uncertainties and BIOLASE cautions you that any forward-looking information provided is not a guarantee of future performance. Actual results could differ materially from those anticipated in these forward-looking statements due to a number of factors, some of which are beyond BIOLASE’s control and may be discussed in BIOLASE’s filings with the Securities & Exchange Commission. All such forward-looking statements are current only as of the date on which these statements were made. BIOLASE does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement was made or to reflect occurrence of unanticipated events.

As a quick reminder, the earnings release and replay of this conference call are available on BIOLASE’s Web site at www.biolase.com. The company’s 2007 results can also be found in the company’s quarterly report on Form 10-Q which is expected to be filed later this week with the Securities & Exchange Commission.

With me on the call are Jeffrey Jones, BIOLASE President and CEO, and Richard Harrison, Chief Financial Officer.

To begin, Jeff will provide an update on the business’ operational performance and outlook and he will review management’s strategies and vision for realizing the full potential of BIOLASE, Rich will then provide a review of the financial results, and management will then conduct a Q&A session and end the call with a few closing remarks.

With that said I’d now like to turn the call over to CEO Jeff Jones. Good morning, Jeff.

JEFFREY JONES, CEO, BIOLASE: Thank you, Matt. And good morning, everyone. I’m very pleased to have this opportunity to review with you the substantial progress we made and milestones we achieved during our second quarter ended June 30, 2007. This quarter was very notable as our operating results exhibit dramatic improvement over the first quarter of this year. During the quarter we maintained our focus throughout our business on strategies that we believe are essential to achieving goals we have established for the second half of this year and future years. In short, these priorities include: one, ensure the success of our landmark distribution agreement with dental industry powerhouse Henry Schein; and, two, expand the diversification of our international revenues; and, three, in multiple parts develop additional revenue streams, recurring revenue with more disposable products via enhanced offerings of accessories and available equipment to expand a Waterlase dentist’s options and capabilities, leading participation in the soft tissue diode laser category, development of powerful dental applications that specifically require our photon-based technology, and incorporate unique associated consumable products, and development of potential markets outside of dentistry where we can capitalize on our proven technology through strategic partnering.

Before I address our Q2 activities in more detail, I’d like to review our revenue results for the quarter. Total net revenues of 18.2 million were 14 percent higher than the 15.9 we reported in the second quarter of 2006 and 20 percent higher than our revenues in the first quarter of 2007. The strongest performance occurred in our domestic sales which sequentially grew by 24 percent compared to the first quarter of this year. This is a very significant change and a testament to an improving performance in our alliance with Henry Schein, which I’ll address more shortly. In Q2 we believe revenues benefited from a significant investment in the dental laser market development. We’re dramatically bolstering our diode laser system sales both domestically and internationally with the well received successful launch of our new ezlase diode. I believe this is one of the most successful dental laser system launches I’ve ever witnessed. Again, more to follow about this in a moment.

Let’s turn now to some of our Q2 activities and discuss what they will mean for the rest of the year, and I’ll start by addressing activities with Henry Schein. As I stated after our first quarter, it is critical that we invest the time and money today in relationship-building activities between our own direct sales representatives and the Schein field sales consultants, or FSCs. For simplicity and purposes of this review, I will refer to FSCs which includes the ESSs, equipment sales specialists, et cetera. Well, these resource commitments will increase the FSCs’ confidence in us and get them properly trained in the advantages of Waterlase dentistry so that each FSC will refer more and more high-quality leads to our sales reps. This investment of time negatively affected our first quarter sales, but we believe the investment started to bear fruit and led to the significant improvement in domestic sales during Q2. Second-quarter domestic Waterlase MD sales increased by 16 percent over the same quarter of 2006 and by 23 percent sequentially over the first quarter of this year. Our lead tracking indicates that more than 45 percent of our Waterlase sales in North America came from Schein leads. This is a dramatic improvement over Q1 and shows that we are achieving the traction with Henry Schein that we hoped to achieve. We continue to be highly engaged with the Schein management team and have kicked off cooperative programs as I mentioned last quarter. Additionally, Schein has requested that we participate in their upcoming national sales meeting in a big way with a busy schedule presenting to all of their attending U.S.-based FSCs over several days. This is a very important annual event for the Schein organization with significant participation by their vendors, and we expect to be a major highlight of the meeting.

The key for BIOLASE is that we will have the opportunity to make a stronger connection with each attending FSC helping to accelerate their understanding of Waterlase dentistry and to build their knowledge and confidence. This is a key part of taking the Waterlase from a luxury or wish list to a fundamental must for every office.

Additionally, in the marketing area we took the initiative to increase our participation in key marketing events such as the ezlase launch, regional and local trade shows as well as for our own BIOLASE brand seminar events in which we present our technology and products to sales prospects. As a result, we spent approximately $700,000 more than we did in Q2 of 2006 for these expenses, but feel strongly that this is a critical marketing activity which also contributed to our Q2 sales growth.

We are investing for the future in our international markets. On our Q1 conference call I indicated we had entered into a new distribution agreement for the U.K. and that we had finalized a footprint expansion for Australia and New Zealand. We believe these new agreements will be significant contributors later this year. Now I’m pleased to tell you that we are finalizing an agreement for Finland and certain Scandinavian countries. We’re also in talks with a partner for Italy and exploring various other market entries or expansions. In Germany we are strengthening our position not just for Germany but also to better serve the surrounding European markets from our German subsidiary. We are also doing direct consumer marketing in select cities in Germany. International is a great opportunity for us to grow and further leverage our well established position being number one in dental lasers.

Q2 was very eventful in our initiatives to develop new revenue streams for the future with a focus on enhancing revenue from consumables or disposable products. First, as I mentioned earlier, we’re very pleased with our launch of the new ezlase diode dental laser at the very beginning of this quarter, of Q2 that is. The first ezlase product launched incorporates the newer exclusive 940 wave length followed by the launch of the more traditional 810 wave length version for those dentists who want to continue the 810. On a combined domestic and international basis we shipped and invoiced nearly 400 ezlase systems, by far a record performance for Biolase in quarterly shipments of any diode laser to date. We expect this new install base of ezlase systems to drive future consumable sales as the ezlase uses a disposable single-patient use tip. And we also believe that having the ezlase as a door opener with some dentists will provide us with the opportunity to up-sell to a Waterlase MD. In fact, in Q2 we found that some dentists initially interested in purchasing ezlase decided to purchase an MD instead. For example, we’ve had dentists come to our WCLI meetings from having purchased an ezlase and at that meeting upon being more educated about the Waterlase they have added a Waterlase to their practice buying a Waterlase at these meetings.

Also in the consumable arena we commenced the marketing introduction of our new ZipTips and our new Waterlase MD gold hand piece. With our ZipTips, the dentist can enjoy a single-patient use tip that eliminates tip inspection cleaning, saves time, costs less, and helps maintain their Waterlase system. Combining the ZipTips with the Waterlase MD gold hand piece enables the dentist to increase the power density of the Waterlase MD, enhance the sweet spot, and increase their cutting speed by approximately 50 percent. A critical imminent part of our launch is the “Triple H” program. The Triple H is about having a happy patient, a healthy practice, and high performance dentistry. We are emphasizing these principles with education. We are focused on ensuring the dentists know how to use their equipment following what the mind does not know, the eyes do not see. When you open the patient’s mouth you must open your eyes and see the true needs of your patients. Make them happy, generate more income, and make your practice healthy and have high performance dentistry.

We make a point if you are not using at least a box a month of our single-use patient tips you are losing money, not taking care of your patients’ needs and not expanding what you can do by using your Waterlase. Our goal is to triple the run rate of our consumable sales by the end of this year because of these new products and the programs we’re initiating to convince dentists to replace their laser tips with each new patient.

Since last year, to leverage our technology, our patent position and grow recurring revenue, BIOLASE has been and is heavily committed in a very focused project to produce specific home run procedures and expand the applications of our technology into ideal new markets. We will have more announcements about this later in the year. The new single-patient ZipTips are a product of this special initiative.

Overall I’m very pleased with our position moving into the second half of 2007. As my quote in the press release states, we believe that the progress we made in the first half of 2007, including key hires in our sales force, the introduction of new revenue streams, and continued steady progress in developing a strong and successful distribution partnership with the Schein Organization will lead to a continuation of the positive trends and a return to profitability in the second half of 2007.

At this time I would like to turn the call over to Rich Harrison, our CFO, who will provide more details on our financial results for the quarter.

RICH HARRISON, CFO, BIOLASE: Thanks, Jeff. Excuse me. Good morning, everybody. Thanks for joining us this morning for our second-quarter earnings call.

Total net revenue for the quarter ended June 30 rose by 14 percent, as Jeff pointed out, to 18.2 million versus 15.9 million in Q2 a year ago. Net domestic revenue increased by 23 percent, including the effect of increased license fees, to 10.8 million compared with 8.8 million in Q2 of 2006 and net international revenues were 7.4 million and 7.1 million in the second quarters of ‘07 and ‘06 respectively. Second-quarter 2007 net revenue benefited from $917,000 in amortization to revenue of license fees and related payments received from Henry Schein and from Proctor & Gamble.

In Q2 sales of our Waterlase systems, which includes both the original Waterlase and the Waterlase MD, represented 67 percent of our total net revenues and sales of our diode laser systems represented 16 percent. In the second quarter of ‘06 these percentages were 77 percent for Waterlase and seven percent for diodes. The change in mix reflects the second-quarter sales from the introduction of our new ezlase diode laser system.

Our gross margin as a percentage of net revenue increased from 48 percent in the second quarter of 2006 to 55 percent in this year’s second quarter. The margin benefited from the increase in license fee revenue, which comes through to the gross margin line at 100 percent margin, comparatively higher production volume, and a greater proportion of higher-margin domestic sales in this year’s second quarter as compared to a year ago.

Turning now to operating expenses. We had an increase in operating expenses in the second quarter by nine percent compared to the second quarter of ’06 resulting from an increase of above $1 million in sales and marketing expenses. In this category we increased our spending on conventions and seminars, as Jeff described earlier, which are an important component of our overall marketing program and which we think contributed to the increase in domestic sales for Q2. Our G&A expenses came in slightly lower in this year’s second quarter versus Q2 of 2006 and R&D was just slightly lower as well.

At the bottom line we narrowed our net loss from $2.4 million, or 10 cents per diluted share, in the second quarter of last year to $901,000, or four cents per diluted share, in the second quarter of this year. While our net loss did not meet consensus estimates, they were in line with our previous repeated statements that we believe our quarterly break-even revenue amount is roughly $19 to $19.5 million.

Because of the Q1 investment in the Schein transition, our total net revenues for the first half of ‘07 were very similar to those for the first half of ‘06. But with an improved gross margin and slightly lower total operating expenses, our net loss decreased from 4.7 million, or 20 cents per diluted share, in the first half of 2006 to 2.6 million, or 11 cents per diluted share, in the first half of 2007.

I have a few brief comments about our balance sheet. At June 30, 2007, we had about $12 million in cash and we continue to have no outstanding balance on our $10 million line of credit. The quarter end cash balance was down about $800,000 from the March 31 cash balance of 12.8 million. The decrease was almost entirely the result of cash used in operating activities roughly correlating with our net loss for the quarter of $900,000. We remain in solid financial condition with the cash and credit resources that are necessary to run and grow our business, and we continue to have no current plans to raise additional capital. And as Jeff pointed out earlier, we believe we’re in a great position. We’ve made a lot of traction in our relationship with Schein and we look for a return to profitability in the second half of 2007.

So this concludes the financial review and I’d like to now turn the call over to the operator to start our question and answer period. And after that Jeff will have some closing remarks.

OPERATOR: Thank you. At this time I would like to remind everyone if you would like to pose a question, please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Once again, that is star followed by the number one on your telephone keypad.

Your first question is coming from Larry Solow, of CJS Securities.

LARRY SOLOW, CJS SECURITIES: Good morning.

JEFFREY W. JONES: Hi, Larry.

LARRY SOLOW: Could you – do you happen to have a number that quantifies the entire domestic Waterlase category for sales, and not just the MD. Just for comparative purposes.

RICH L. HARRISON: Yes, that was total Waterlase sales, domestic and international, for Q2 is about 12.2 million.

LARRY SOLOW: And then – and versus Q2. Do you have the Q2 ‘06 number?

RICH L. HARRISON: Q2 ‘06 was about the same.

LARRY SOLOW: OK.

RICH L. HARRISON: About the same.

LARRY SOLOW: OK, got you. And then just – going to the ezlase.

RICH L. HARRISON: And again, Larry, just to point out to everybody, that’s total Waterlase revenues. And some of the references we had earlier were to domestic Waterlase.

LARRY SOLOW: Right. And I – clearly the focus now is – primarily on the Waterlase MD. So that’s ....

RICH L. HARRISON: Correct.

LARRY SOLOW: ... showing great improvement. On the ezlase. If I’m not mistaken, that’s – that is sold through Schein. And how you – how is that – are those similar type metrics. Obviously it’s a much lower selling price. But are you taking a percentage of that? Or how is that working?

RICH L. HARRISON: Well, the mechanism is similar in a lot of ways to the Waterlase. We do – in the U.S. and Canada we sell the ezlases to Schein ...

LARRY SOLOW: Right.

RICH L. HARRISON: ... and then Schein ultimately delivers and invoices the customer. I think we’ve mentioned on earlier calls that our selling price to Schein on the – on the ezlase is about $7,200.

LARRY SOLOW: OK. So would that imply like close to three million then on – if you invoice 400 of them? Or am I – am I – is my math incorrect?

RICH L. HARRISON: No, you’re about right. Our total diode laser sales for the quarter were just about $3 million.

LARRY SOLOW: OK. That’s – OK, that works. And then – and then lastly. I know you guys had some attrition in your – in your sales force last quarter. You had mentioned on the quarterly call I think the sales force had fallen to the low 20s, below your target at around 30. Has there been some improvement in that during the quarter?

RICH L. HARRISON: Yes. Actually we’ve been very busy recruiting. I’ve seen quite few new employee paperwork coming through on the new sales reps. I believe we’re getting very close to the 30 number. If we’re not there we’re not far from it. So I think we’re in pretty good shape there. I’m real excited. We’ve found some really good people and we’re really anxious to get them started.

LARRY SOLOW: OK, great. And then lastly. So, I mean, we – the quarter looks pretty good, but would you – we would – I assume you still expect quarterly improvement sequentially throughout the year, Schein – as the Schein agreement ramps up.

RICH L. HARRISON: You know, I think – I think – we don’t really give guidance on a quarterly basis. The thing I’ll say is – I would just point out to everybody that if they look at the quarterly results for last year, you know, Q3 was a bit of an anomaly last year and it was – normally Q3 is one in which we have some seasonal weakness ...

LARRY SOLOW: Right.

RICH L. HARRISON: ... because of the summer months and in particular in international. Like I said, I think last year in Q3 it was a bit of an anomaly. We had – I think we had a lot of customers who bought Waterlases prior to the effective date of the Schein transaction. And as you know, if you look at our Q3 press release last year we also sold some lasers to Schein to – to not all of their regional centers, but to some of their regional centers. And that benefited the revenues for Q3 as well. So I think what I’d like to say is I think we’re poised for very strong growth in the second half of the year, and as we mentioned earlier return to profitability. I think we’ll be profitable, you know, at some point during the second – second half of the year.

LARRY SOLOW: OK.

RICH L. HARRISON: Is that –

LARRY SOLOW: Great. Thanks a lot.

OPERATOR: Once again as a reminder, if you would like to pose a question please press star then the number one on your telephone keypad.

Your next question is coming from Alex Arrow, of Lazard Capital Markets.

ASSAF GUTERMAN, LAZARD CAPITAL MARKETS: Hi. It’s actually Assaf Guterman for Alex.

RICH L. HARRISON: Hi, Assaf . How are you?

ASSAF GUTERMAN: Good. How are you?

RICH L. HARRISON: Good.

ASSAF GUTERMAN: A quick question. Did you say that 44 percent of sales came from the Schein reps, from Schein leads?

RICH L. HARRISON: No, what we’re saying is of our domestic – of our domestic sales ...

ASSAF GUTERMAN: Right.

RICH L. HARRISON: ... OK, of Waterlase, that over 40 percent of those sales resulted from leads that came from Schein.

ASSAF GUTERMAN: OK. And where do you see this percentage going to in the future, at the end of the year and into 2008?

RICH L. HARRISON: I don’t know if I can give a percentage. Jeff may comment. I mean, we’re pleased that we made a significant improvement in that – I don’t have the – an official number for you for Q1. But I would tell you that in Q1 it was dramatically lower than that.

ASSAF GUTERMAN: OK.

RICH L. HARRISON: So going from wherever we were to 45 or so percent was a pretty dramatic improvement. And obviously as we move forward – the whole rationale for the deal with Schein is that we leveraged the activities of our sales reps so that they spend most of their time closing deals that have been generated from a Schein lead. Now, I think that we already started to see this and we’ll continue to see it, that Schein has a lot of experience in selling diodes, and they’re going to be able to sell and close a lot of ezlase deals probably on their own without requiring a whole lot of assistance from the BIOLASE reps. But on the Waterlase, I think they’re – in most cases they’re going to need to bring in the BIOLASE rep to help close that. But the whole concept is they provide the lead, we close it. So we see that number going up.

ASSAF GUTERMAN: OK. And as this number is going to go up, is it safe – is it fair to assume that sales and marketing expense is going to flatten out. I mean, it’s not going to – not going to increase as sharply as it did in the past.

RICH L. HARRISON: Well, I think the way to look at marketing is that certainly we don’t expect to grow our marketing expenses at the same rate as we would have if we had not entered into an alliance with a company like Schein. Because one of the things we do, we leverage the – we leverage a lot of our marketing spending, we leverage our sales reps’ activities. And then up in the cost of goods sold area we leverage our service reps so that we don’t have to add as many as we would have to.

ASSAF GUTERMAN: Right. So you give up a little bit of the gross margin and you get it – hopefully you’re going to get it back in the sales and marketing.

RICH L. HARRISON: Correct.

JEFFREY W. JONES: Yes, at this point we believe we should invest more in developing the dental laser market. You know, when you’re at a penetration level of around five percent, we believe that it’s the correct thing to do to invest into the marketplace and develop the market, not to be trying to pull back at this point. And regarding your earlier question of the Schein integration and the traction we’re getting with their sales force, I think when you combine what Rich said of our improving traction whereby we were over 45 percent of the leads that resulted in sales for the Q2 (INAUDIBLE) came from Schein reps, that when you combine that factor and the fact that we expect that to increase, plus the fact that we now have almost 30 sales people in the field, we’re very optimistic going into the second half of this year. So we do think Q3 and Q4, you know, will be good quarters.

ASSAF GUTERMAN: Great. Thanks a lot, guys.

JEFFREY W. JONES: Sure.

OPERATOR: As a final reminder, if you would like to pose a question please press star then the number one on your telephone keypad.

There appears to be no further questions at this time. I’ll turn the floor back over to your hosts for any closing remarks.

JEFFREY W. JONES: Well, once again our thanks go out to each of our employees, our customers, partners and investors for their continued support of BIOLASE. We believe that the return to growth in domestic sales of our world-leading Waterlase signals improving traction in our transition to the Schein distribution model. Coupled with our strong performing ezlase system, new single-patient consumables and overall expanded markets and revenue streams, we look forward for the positive trends to continue paving the way for strong revenue growth in the second half of 2007 and outstanding growth 2008 and subsequent years. Thank you very much for joining us today.

RICH L. HARRISON: Thank you.

OPERATOR: Thank you. This concludes today’s BIOLASE Technology, Inc., 2007 second-quarter and six-month results conference call. You may now disconnect.

END